                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


                                  SCHEDULE 13G


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No.    )*


                              Drypers Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   262497308
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 11, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
    [X]   Rule 13d-1(b)
    [_]   Rule 13d-1(c)
    [_]   Rule13d-1(d)

_______________

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 262497308    13G  Page 2 of 5 Pages
---------------------     -------------------

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        PENN CAPITAL MANAGEMENT COMPANY, INC.
                22-2796848

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

               (a) [_]

               (b) [_]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

               NEW JERSEY

  NUMBER OF     5       SOLE VOTING POWER
    SHARES                 1,063,835
 BENEFICIALLY
   OWNED BY     6       SHARED VOTING POWER
     EACH                  0
  REPORTING
    PERSON      7       SOLE DISPOSITIVE POWER
     WITH                  1,063,835

                8       SHARES DISPOSITIVE POWER
                           0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,063,835

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

               [_]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.33%/1/
12      TYPE OF REPORTING PERSON

               IA




                                  SCHEDULE 13G
                                  ------------


ITEM 1(a)      NAME OF ISSUER:  DRYPERS CORPORATION
---------

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
---------
                    1415 WEST LOOP NORTH
                    HOUSTON, TX 77042-6019

ITEM 2(a)      NAME OF PERSON FILING:
---------
                    PENN CAPITAL MANAGEMENT COMPANY, INC.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
---------
                    52 HADDONFIELD-BERLIN ROAD
                    SUITE 1000
                    CHERRY HILL, NJ 08034

ITEM 2(c)      CITIZENSHIP:
---------
                    NEW JERSEY

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:
---------
                    Common Stock, par value $.001

ITEM 2(e)      CUSIP NUMBER:
---------
                    262497308

-------------------------------------------------------------------------------
/1/ Based on the 16,818,923 shares of common stock outstanding as of April 24, 1998 as reported in the Form 10-Q for the Drypers Corporation filed on May 13, 1998.

ITEM 3         IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-
------
          2(b), CHECK WHETHER THE PERSON FILING IS A:

               [  ](a)  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT,

               [  ](b)  BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT,

               [  ](c)  INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE
                        ACT,

               [  ](d)  INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                        INVESTMENT COMPANY ACT

               [x](e) INVESTMENT ADVISOR REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940,

               [  ](f)  EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO
                        THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE RULE 13d-1(b)(1)(ii)(F),

               [  ](g)  PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE 13d-
                        1(b)(ii)(G); SEE ITEM 7,

               [  ](h)  GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(H).


ITEM 4         OWNERSHIP.
------
               (a) AMOUNT BENEFICIALLY OWNED:

                    1,063,835

               (b) PERCENT OF CLASS:

                    6.33%

               (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                    1,063,835

              (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                         -0-

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                   DISPOSITION OF

                         1,063,835

              (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE
                   DISPOSITION OF

                         -0-

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------

               IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
------
               ALL SECURITIES REPORTED UPON IN THIS SCHEDULE ARE OWNED BY ADVISORY CLIENTS OF PENN CAPITAL MANAGEMENT COMPANY, INC., EACH OF WHOM HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS OF THE SALE OF, SUCH SECURITIES. NO ONE OF SUCH ADVISORY CLIENTS OWNS MORE THAN 5% OF THE CLASS.


ITEM 7         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                         N/A

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
------

                         N/A

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.
------


                         N/A

ITEM 10        CERTIFICATION.
-------

               BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE
               AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.


                                   SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                June 16, 1998

                                PENN CAPITAL MANAGEMENT COMPANY, INC.

                                 /s/ Michael F. Swallow
                                ----------------------------
                                    SIGNATURE



                                   Michael F. Swallow, Secretary/Treasurer
                                ---------------------------------------------
                                    NAME/TITLE